PRESS RELEASE

For Immediate Release

Date:       February 19, 1998
Contact:    Amy S. Lin, Investor Relations
Telephone:  (213) 972-4268
Facsimile:  (213) 972-4263

Los Angeles, California -- GBC Bancorp (GBCB) and CEO Agree on Employment Contract

GBC Bancorp announced today that Li-Pei Wu and the Board of GBC Bancorp have reached an employment agreement, under which Mr. Wu will continue to serve as Chairman of the Board and Chief Executive Officer of GBC Bancorp and General Bank through the year 2000. Beginning in 2001 and ending at the end of 2002, it is anticipated that Mr. Wu will serve as Chairman of GBC Bancorp and General Bank. The material terms of the agreement will be submitted to the shareholders for approval at the Annual Shareholders' Meeting in April, 1998.